EXHIBIT 99.1

HealthTronics Surgical Services Posts Second-Quarter 2003 Results

MARIETTA, Ga., August 7, 2003 (PRIMEZONE) -- HealthTronics Surgical Services, Inc. (Nasdaq:HTRN), a leading provider of minimally invasive urologic and orthopaedic services, today announced financial results for the second quarter of 2003.

For the quarter ended June 30, 2003, HealthTronics reported net income of $0.7 million, or $0.06 per diluted share on revenue of $21.5 million. This compares with net income of $1.6 million, or $0.14 per diluted share, on revenue of $22.8 million for the same period a year ago.

Net income for the six months ending June 30, 2003 was $2.8 million or $0.24 per diluted share compared to $3.2 million, or $0.27 per diluted share for the same period last year. Revenues for the first half of the year were $42.3 million compared to $43.8 million in 2002. Included in the 2002 figures were revenues and earnings from a subsidiary that was sold in the third quarter of last year. Revenues from this subsidiary represented approximately $2.6 million during the second quarter of 2002 and $5.6 million in the first six months of last year. Earnings from the subsidiary were negligible during 2002.

"As we announced last week, our earnings for the second quarter were below our expectations," said Argil Wheelock, Chairman and CEO. "While the majority of our business was on budget for the first half of this year, our orthopaedic business did not meet our expected growth rate in the second quarter. Our sale of limited partnership interest was also lower than expected. Nonetheless, we continue to make progress in increasing patient awareness, training physicians and gaining third party payor acceptance for Orthotripsy(r), and I firmly believe that we can improve our results."

Operations

During the second quarter of 2003, HealthTronics' lithotripsy business performed 8,820 treatments, compared with 8,674 for the comparable period last year (excluding 719 treatments performed by the subsidiary that was sold). Lithotripsy revenues totaled $13.7 million, compared with $17.8 million the prior year, which included $2.6 million in revenues generated by the subsidiary that was sold.

"Our lithotripsy business remains solid," said Wheelock. "During the quarter we completed a small acquisition of two partnerships in Nebraska which complement our services in the Midwest. In addition, a new 30-person lithotripsy partnership began operations in June. We noted some price compression in certain partnerships, but overall, our lithotripsy business is presently on track."

HealthTronics' orthopaedic business performed 1,967 treatments during the second quarter of 2003, an increase of more than 93% over the 1,019 treatments performed during the same quarter last year. Orthotripsy(r) revenues equaled $4.5 million, compared with $1.6 million for the same quarter last year.

"We doubled revenues and procedures in our orthopaedic business for the first half of the year versus last year. Although we currently have the infrastructure in place to support a much higher procedure volume, we did not reach our internal goals during this quarter," said Wheelock. "As a result, we have made the near-term decision to bolster our marketing and training efforts, which we believe will lead to greater patient, physician and payor awareness. Increasing awareness will help attract more potential cases and improve the financial return within this division.

"Specifically, we are recruiting skilled field personnel experienced in working with orthopaedic surgeons and podiatrists in our target markets," said Wheelock. "We are increasing training for physicians on the OssaTron to promote clinical knowledge, and are planning several post-operative clinical studies to demonstrate the OssaTron's clinical efficacy to third party payors to promote increased reimbursement. In addition, we will evaluate the effectiveness of patient-oriented advertising by testing selective, targeted patient marketing in certain geographic areas. In sum, we are taking a more aggressive approach to improving awareness of the OssaTron in order to increase our orthopaedic business and provide more value for our shareholders."

The Company's prostate treatment business exhibited continued strong growth during the second quarter. A total of 806 patients were treated for either benign or cancerous prostate conditions, compared with 153 in the second quarter of last year. Revenues were $1.1 million for the quarter. Prostate treatment revenues for the same period last year were minimal.

Equipment and consumable sales and service activities accounted for $2.2 million in revenues for the second quarter 2003, compared with $3.4 million for the comparable quarter last year.

"As stated in our earlier press release, as a result of our increased marketing efforts in our orthopaedic business and revised projections that Orthotripsy treatments will not meet our initial target, we have lowered our earnings projection for 2003 to $0.45 -- $0.55 per share," said Wheelock. "Despite the near-term financial impact of these measures, we believe this strategy will improve the growth prospects of the Company and are in the best interest of our shareholders. We are committed to remaining a leader in both the lithotripsy and Orthotripsy businesses now and in the future."

 Procedures Performed            2nd Quarter 2003    2nd Quarter 2002
 --------------------            ----------------    ----------------
 Lithotripsy                          8,820               8,674(a)
 Orthotripsy(R) ESWT                  1,967               1,019
 Prostate Treatments                    806                 153

 (a) Excludes 719 treatments performed by the subsidiary that was sold in 2002.

Conference Call

A conference call for the investment community will be held today, August 7, at 10:30 a.m. EST. The conference call will be webcast live and can be accessed via HealthTronics' website at http://www.healthtronics.com. An online archive of the conference call will be available for a period of thirty days following the live broadcast. Individuals who wish to participate in the conference call may dial in at 1-888-334-9269 using the conference code "Earnings Release Q2 2003".

About HealthTronics Surgical Services

HealthTronics Surgical Services, Inc. is one of the nation's leading providers of non-invasive and minimally invasive surgical services for certain urologic and orthopaedic conditions. The Company provides technical and administrative services to physicians, hospitals and ambulatory surgery centers using extracorporeal shock wave devices. The two primary services offered by the Company are lithotripsy extracorporeal shock wave treatment, which is a procedure for treating kidney stones in a non-invasive manner, and Orthotripsy(r) extracorporeal shock wave treatment, which is a procedure for treating orthopaedic soft tissue disorders in a non-invasive manner. The Company has operations in approximately 45 states in the U.S. More information about HealthTronics Surgical Services can be found at the Company's website, www.healthtronics.com.

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties or other factors which may cause actual results, performance or achievements of HealthTronics Surgical Services to be materially different from any future results, performance or achievements express or implied by such forward-looking statements. Factors that might cause such a difference, include, but are not limited to those discussed in the Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, and in subsequent documents filed by HealthTronics Surgical Services with the Securities and Exchange Commission.

 Condensed Consolidated Statements of Income

                                          Three months ended June 30,
                                                2003       2002
                                              -------     -------
                                            (000's omitted except per
                                               share information)

 Net revenue                                   $21,455     $22,777

 Cost of devices, service parts and
   Consumables                                   4,553       3,976
 Salaries, general and administrative
   Expenses                                      9,792       9,318
 Depreciation and amortization                   1,424       1,507
                                               -------     -------
                                                 5,686       7,976
 Equity in earnings of unconsolidated
   partnerships                                    221          60
 Partnership distributions from cost
   based investments                               160         201
 Gain on sale of investment interest               142         452
 Gain on sale of property and equipment              9         108
 Interest expense                                 (511)     (1,010)
 Interest income                                    40          54
                                               -------     -------
 Income before minority interest and
   income taxes                                  5,747       7,841
 Minority interest                              (4,600)     (5,153)
                                               -------     -------
 Income before income taxes                      1,147       2,688
 Provision for income taxes                       (449)     (1,075)
                                               -------     -------
 Net income                                      $ 698     $ 1,613
                                               =======     =======
 Income per common share:
    Basic                                      $  0.06     $  0.15
                                               =======     =======
    Diluted                                    $  0.06     $  0.14
                                               =======     =======
 Weighted average common shares outstanding:
    Basic                                       11,539      11,096
                                                ======     =======
    Diluted                                     11,842      11,806
                                                ======     =======

CONTACT:  HealthTronics Surgical Services, Inc.
          Argil J. Wheelock, Chief Executive Officer
          Martin J. McGahan, Chief Financial Officer
          (800) 464-3795
          (770) 419-0691
          (770) 419-9490
          www.healthtronics.com